News Release
FOR IMMEDIATE RELEASE

TEREX COMPLETES THE SALE OF ITS
MATERIAL HANDLING AND PORT SOLUTIONS BUSINESS

WESTPORT, CT, January 4, 2017 -- Terex Corporation (NYSE: TEX) today announced that it has completed the sale of its Material Handling and Port Solutions business (“MHPS”) to Konecranes Plc (Helsinki KCR1V.HE) (“Konecranes”) for $595 million and €200 million in cash and 19.6 million newly issued class B shares representing a 25% interest in Konecranes.

“We believe that the Konecranes-MHPS combination represents compelling industrial logic that will deliver significant value to Konecranes customers, team members and shareholders, including Terex” said John L. Garrison, Terex President and CEO.

Mr. Garrison continued, “The sale of our MHPS business is a major milestone on our journey to become a more focused, high performance enterprise. We are committed to delivering improved profitability and return on capital across Terex as we implement our strategy of focus, simplify, and execute to win. Also, we will move forward over the coming weeks with our planned debt reduction, significantly reducing our interest expense and leverage as we enter 2017.”

The final transaction consideration is subject to post-closing adjustments for cash, debt, working capital, MHPS actual 2016 EBITDA and the closing of the sale of the Stahl CraneSystems business.

About Terex:
Terex Corporation is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to maximize customer return on investment. The Company reports in three business segments: Aerial Work Platforms, Cranes and Materials Processing.  Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries.  Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

Contact Information:
Terex Corporation
Brian J. Henry, Senior Vice President
Business Development & Investor Relations
Phone: (203) 222-5954
brian.henry@terex.com

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com